Exhibit (b)(i)

CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036

CONFIDENTIAL

January 31, 2021

Horizon Therapeutics USA, Inc.

c/o Horizon Therapeutics plc

Connaught House, 1st Floor

1 Burlington Road

Dublin 4, D04 C5Y6

Ireland

Attention: Paul W. Hoelscher

Project Venus

Commitment Letter

Ladies and Gentlemen:

You have advised Citi (as defined below) and Morgan Stanley Senior Funding, Inc. (“MSSF” and together with Citi, “we”, “us” or the “Commitment Parties”) that you intend to incur up to an incremental $1,300 million in principal amount under the terms of that certain credit agreement dated as of May 7, 2015 (as the same may have been amended, supplemented, restated or otherwise modified prior to the date hereof, the “Credit Agreement”, without giving effect to any amendments, supplements, restatements or modifications thereto that are materially adverse to the Commitment Parties, without the prior written consent of the Lead Arrangers; capitalized terms used herein and not otherwise defined being used as defined therein), among Horizon Therapeutics USA, Inc. (“you” or the “Borrower”), Horizon Therapeutics plc (“Parent”), the subsidiary guarantors party thereto, the lenders from time to time party thereto, and Citibank, N.A., as administrative agent and collateral agent, in connection with the acquisition (the “Acquisition”), directly or indirectly, of all of the capital stock of an entity previously identified to us by you as “Venus” (the “Company”). You have further advised us that, in connection with the foregoing, you and the Company intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this amended and restated commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, together with the fee letter (the “Fee Letter”) delivered in connection herewith, collectively, the “Commitment Letter”). “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

1. Commitments.

In connection with the Transactions, (i) Citi is pleased to advise you of its several but not joint commitment to provide 50% principal amount of the Incremental Term Loan Facility and (ii) MSSF is pleased to advise you of its several but not joint commitment to provide 50% principal amount of the Incremental Term Loan Facility, in each case, subject only to the satisfaction of the conditions set forth in

Section 6 below. In such capacities, each of Citi and MSSF are an “Initial Lender” and, together with any relevant lending affiliate of an Additional Arranger appointed as provided below, the “Initial Lenders”.

2. Titles and Roles.

It is agreed that (i) Citi and MSSF will act as lead arrangers and bookrunners for the Incremental Term Loan Facility (each a “Lead Arranger” and together with any Additional Arranger appointed as provided below, the “Lead Arrangers”) and (ii) Citibank, N.A. will continue to act as administrative agent and collateral agent under the Credit Agreement (the financial institution appointed in such capacity, the “Administrative Agent”). It is further agreed that in any Information Materials (as defined below) and all other offering or marketing materials in respect of the Incremental Term Loan Facility, (i) Citi shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement and (ii) MSSF shall have immediate “right” designation and its name shall appear immediately to the right of Citi.

You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Incremental Term Loan Facility unless you and we shall so agree; provided that (i) within ten (10) business days following the date hereof, you may appoint one or more additional joint lead arranger for the Incremental Term Loan Facility (each, an “Additional Arranger”) and award such joint lead arrangers additional agent, co-agent or bookrunner titles in a manner and with economics determined by you in consultation with the Lead Arrangers (it being understood that, to the extent you appoint additional agents, co-agents or bookrunners or confer other titles in respect of the Incremental Term Loan Facility, the commitment of each of Citi and MSSF will be ratably reduced by the amount of the commitment of such appointed entities (or their relevant affiliates) and the economics awarded to such other arrangers shall be in proportion to their commitments assumed in respect of the Incremental Term Loan Facility), (ii) Citi and MSSF shall represent not less than 80% of the aggregate economics for the Incremental Term Loan Facility, (iii) no additional lead arranger, agent, co-agent or bookrunner shall have a commitment or economics in respect of the Incremental Term Loan Facility greater than Citi or MSSF and (iv) upon the execution by any other lead arranger, agent, co-agent or bookrunner (and any relevant affiliate) of customary joinder documentation, each such financial institution (and any relevant affiliate) shall thereafter constitute a “Commitment Party” and, other than with respect to clauses (ii) and (iii) above, a “Lead Arranger” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder.

3. Syndication.

The Lead Arrangers reserve the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed), and you agree to use commercially reasonable efforts to assist the Initial Lenders with the syndication of the Incremental Term Loan Facility; provided that (a) we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders (or related funds of such institutional lenders clearly identifiable solely by similarity of name) identified to us by you in writing prior to the date hereof (“Disqualified Lenders”) and (b) notwithstanding the Lead Arrangers’ right to syndicate the Incremental Term Loan Facility and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including, subject to the satisfaction of the conditions set forth herein, its obligation to fund the Incremental Term Loan Facility on the date requested by the Borrower (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Incremental Term Loan Facility, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) except as expressly provided in Section 2, no assignment or novation by any Initial Lender shall become effective as between you and the Initial Lenders with respect to all or any portion of any Initial Lender’s commitments in respect of the Incremental Term Loan Facility until the initial funding of the Incremental Term Loan Facility and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Incremental Term Loan Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Incremental Term Loan Facility and in no event shall the commencement or successful completion of syndication of the Incremental Term Loan Facility constitute a condition to the availability of the Incremental Term Loan Facility on the Closing Date. The Lead Arrangers may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Incremental Term Loan Facility prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of Successful Syndication (as defined in the Fee Letter) and the 45th day after the Closing Date (such earlier date, the “Syndication Date”), you agree to actively assist the Lead Arrangers in seeking to complete a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between senior management, certain representatives and certain advisors of you, on the one hand, and the proposed Lenders, on the other hand (and using your commercially reasonable efforts to ensure such contact between senior management, certain representatives and certain advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your assistance in the preparation of the Information Materials (as defined below), (d) the hosting, with the Lead Arrangers, of a meeting of prospective Lenders at a time and location to be mutually agreed upon, (e) your using commercially reasonable efforts to provide customary forecasts of financial statements of Parent for the remaining quarter of Parent’s 2020 fiscal year and for the five fiscal years thereafter commencing with Parent’s 2021 fiscal year (collectively, the “Projections”) and (f) at any time prior to the Syndication Date, there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of Parent, the Company or any of their respective subsidiaries being offered, placed or arranged (other than any indebtedness of the Company or any of its subsidiaries permitted to be incurred pursuant to the Merger Agreement) without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Incremental Term Loan Facility (it being understood that any offering of debt securities by investment banks reasonably acceptable to Lead Arrangers who hold (or whose affiliates hold), in the aggregate, a majority of the commitments in respect of the Incremental Term Loan Facility issued for the purpose of financing the Acquisition (such other debt securities, “Alternative Notes”) shall not be deemed to be a competing offer, placement, issuance or arrangement of the Incremental Term Loan Facility). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings referenced above) shall not constitute a condition to the commitments hereunder or the funding of the Incremental Term Loan Facility on the Closing Date.

The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Incremental Term Loan Facility, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding on you, the Company or your or its respective affiliates; provided that you agree to (i) to the extent such information is material, use commercially reasonable efforts to obtain waivers and to otherwise provide such information in a manner that does not violate such obligations and (ii) notify us as to the existence of any material information that is not being provided under this sentence.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Incremental Term Loan Facility in a form customarily delivered in connection with senior secured bank financings (the “Information Memorandum”) (such Information, Projections, other offering and marketing material and the Information Memorandum, collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information (“MNPI”) with respect to Parent, its affiliates, the Company or their respective securities and who may be engaged in investment and other market related activities with respect to Parent the Company or their respective securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At the request of the Lead Arrangers, you agree to assist us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Incremental Term Loan Facility that consists exclusively of information that is publicly available and/or does not include MNPI with respect to Parent, the Company or any of their respective subsidiaries for the purpose of United States federal and state securities laws to be used by Public Siders. It is understood that in connection with your and the Company’s assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any MNPI and exculpate (i) Parent, the Company and their respective subsidiaries with respect to any liability related to the misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof and (ii) us and our affiliates with respect to any liability related to the use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).

You acknowledge and agree that the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the terms of the Incremental Term Loan Facility, (c) drafts and final versions of the definitive documentation for the Incremental Term Loan Facility (the “Credit Facilities Documentation”) and (d) publicly filed financial statements of Parent and its subsidiaries and the Company and its subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent.

4. Information.

You hereby represent and warrant that (with respect to Information and Projections relating to the Company and its subsidiaries, to your knowledge) (a) all material written information and written data, other than the Projections and other forward-looking information regarding the future performance of Parent, the Company and their respective subsidiaries and other than information of a general economic or industry specific nature (the “Information”), that has been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished, taken together with all other information that is publicly available on the SEC’s website, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the Projections contained in the Information Memorandum will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections contained in the Information Memorandum were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to the Company, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to the Company and its subsidiaries, to your knowledge) such representations and warranties are correct in all material respects in light of the circumstances under which the statements included in such Information were made. In arranging and syndicating the Incremental Term Loan Facility, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections contained in the Information Memorandum without responsibility for independent verification thereof.

5. Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter if and to the extent due and payable. Once paid, such fees shall not be refundable except as otherwise agreed in writing.

6. Conditions.

The commitments of the Initial Lenders hereunder to fund the Incremental Term Loan Facility on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject solely to the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit B hereto.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Credit Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability and funding of the Incremental Term Loan Facility on the Closing Date shall be (A) such of the representations made by the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate its obligations under the Merger Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Incremental Term Loan Facility on the Closing Date if the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit B hereto are satisfied (it being understood that (x) no security interest in any Collateral shall constitute a condition precedent to the availability of the Incremental Term Loan Facility on the Closing Date other than any Collateral the security interest in which may be perfected, to the extent certificated, by the delivery of stock certificates representing stock of the Company and (y), with respect to security to be provided by the Company and any restricted subsidiary of the Company that is required to become a Guarantor, the provision of such security shall not constitute a condition precedent to the availability of the Incremental Term Loan Facility on the Closing Date other than any Collateral the security interest in which may be perfected, to the extent certificated, by the delivery of stock certificates representing stock of the Company). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Credit Facilities Documentation relating to organizational status of the Borrower and the Guarantors (as they relate to due authorization, execution, delivery and performance of the Credit Facilities Documentation); power and authority, due authorization, execution and delivery and enforceability with respect to the Credit Facilities Documentation, no conflicts with or consent under organizational documents, in each case, related to the entering into and the performance of the Credit Facilities Documentation and the incurrence of the extensions of credit and granting of the security interests in the Collateral to secure the Incremental Term Loan Facility; solvency as of the Closing Date (after giving effect to the Transactions and with solvency being determined in a manner consistent with Exhibit C to the Credit Agreement) of Parent and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; Patriot Act; OFAC; FCPA; the Investment Company Act; and, subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral (as defined in Exhibit B). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

For the avoidance of doubt, compliance by you and/or your affiliates with the terms and conditions of this Commitment Letter (other than as set forth above in this Section 6) is not a condition to the Initial Lenders’ commitments to fund the Incremental Term Loan Facility hereunder on the terms set forth herein.

7. Indemnification; Settlement; Limitation of Liability.

(a) Indemnification. To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Incremental Term Loan Facility, you agree (x) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives and the successors and assigns of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages or liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, arising out of any actions, claims, suits, litigation or proceedings (including any investigations or inquiries) (“Proceedings”) that may be brought or threatened by the Company, Parent, the Borrower, the Guarantors, any of their respective affiliates or any other person or entity and that may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such Proceeding and whether or not the transactions contemplated hereby are consummated) as a result of or arising out of or in any way related to or resulting from the Acquisition, this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Incremental Term Loan Facility or any use of the proceeds thereof or, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnified Persons, or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives, in each case who are involved in or aware of the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the funding obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Term Sheet, the Fee Letter or the Credit Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) disputes solely between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you or any of your affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role under the Incremental Term Loan Facility unless such claims arise from the gross negligence, bad faith or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision)) and (y) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Commitment Parties identified in the Term Sheet and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Incremental Term Loan Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Credit Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b) Settlement. You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

(c) Limitation of Liability. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives, in each case who are involved in or aware of the Transactions as determined by a final and non-appealable judgment of a court of competent jurisdiction and (ii) without in any way limiting the indemnification obligations set forth above, none of Parent, the Company or any of their respective subsidiaries (or any of their respective affiliates, directors, officers, employees, representatives and agents), us or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Incremental Term Loan Facility and the use of proceeds thereunder), or with respect to any activities related to the Incremental Term Loan Facility, including the preparation of this Commitment Letter, the Fee Letter and the Credit Facilities Documentation.

You also agree that the Lead Arrangers and their affiliates and each of their respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives and the successors and assigns of each of the foregoing (each, and including, without limitation, the Lead Arrangers, an “Arranger-Related Person”) will not have any liability for any losses, claims, damages, liabilities or related expenses except to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Arranger-Related Person, in each case who are involved in or aware of the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) a material breach of the funding obligations of any Arranger-Related Person under this Commitment Letter, the Term Sheet, the Fee Letter or the Credit Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision).

8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties, together with their respective affiliates, may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, hedging, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, Parent, the Company and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, Parent, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of Parent, the Company and their respective affiliates and may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and Parent, the Company, their respective equity holders or their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, Parent, the Company, your and their management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that (a) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (b) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and (c) we have provided no legal, accounting, regulatory or tax advice and you contacted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

In addition, please note that certain of the Commitment Parties and/or their affiliates have been retained by Parent or one of its subsidiaries as financial advisor (in such capacity, the “Buy Side Advisor”) to Parent or such subsidiary in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of each Buy Side Advisor and/or its affiliates’ arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you described and referred to herein. You acknowledge that, in such capacity, each Buy Side Advisor may advise Parent or such subsidiary in other manners adverse to the interests of the parties hereto. Each of the Commitment Parties hereto acknowledges (i) the retention of such entities as a Buy Sider Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of such entities or their affiliates.

Notwithstanding anything to the contrary contained in this Commitment Letter, each Commitment Party agrees that for a period of six months following the date hereof, such Commitment Party and its affiliates will not provide or arrange for any other person any new financing that, to such Commitment Party’s or affiliate’s knowledge, will be used to fund the acquisition of the Company.

9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld or delayed), except (a) to officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders of Parent and any of its subsidiaries on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) in any legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your or Parent’s legal counsel (in which case you agree, to the extent not prohibited by applicable law, to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and the contents hereof to the Company (including any shareholder representative), its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons, on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof (but not the Fee Letter or the contents thereof, unless required by the Securities and Exchange Commission, in which case you shall provide only a version redacted in a customary manner after review by counsel to the Commitment Parties) after your acceptance hereof or in any syndication or other marketing materials in connection with the Incremental Term Loan Facility or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheet and the contents thereof, to potential Lenders (who are made aware of and agree to comply with the provisions of this paragraph, in each case on a confidential basis) and to rating agencies on a confidential basis in connection with obtaining ratings for Parent and the Incremental Term Loan Facility, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Incremental Term Loan Facility or in any public filing relating to the Transactions, (v) you may disclose the Commitment Letter to any Additional Arranger pursuant to Section 2 hereof, and (vi) to the extent portions thereof have been redacted in a customary manner (including the portions thereof addressing fees payable to the Commitments Parties and/or the Lenders and economic flex terms), you may disclose the Fee Letter and the contents thereof to the Company (including any shareholder representative), its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, or controlling persons, on a confidential and need-to-know basis.

The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent any Commitment Party and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Company or any of your or its respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party or any of its affiliates from a third party that is not, to such Commitment Party’s or affiliate’s knowledge, as applicable, subject to any contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or its respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties or any of their affiliates, (f) to such Commitment Party’s affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, or (h) for purposes of enforcing its rights hereunder and in the Fee Letter in any legal proceedings and for purposes of establishing a defense in any legal proceedings. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Incremental Term Loan Facility upon the initial funding thereunder. The provisions of this paragraph shall automatically terminate on the second anniversary of the date hereof.

10. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act. This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Incremental Term Loan Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Incremental Term Loan Facility and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE MERGER AGREEMENT) (AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED AND IS CONTINUING), (B) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED MERGER AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU AND ANY OF YOUR AFFILIATES HAVE THE RIGHT TO TERMINATE YOUR AND ITS OBLIGATIONS THEREUNDER OR TO DECLINE TO CONSUMMATE THE ACQUISITION AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW (AS DEFINED IN THE MERGER AGREEMENT) PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (it being understood and agreed that the availability and funding of the Incremental Term Loan Facility is subject to conditions precedent), including the good faith negotiation of the Credit Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein. Promptly following the execution of this Commitment Letter and Fee Letter, the parties hereto shall proceed with the negotiation in good faith of the Credit Facilities Documentation for purposes of executing and delivering the Credit Facilities Documentation substantially simultaneously with the consummation of the Acquisition.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed (x) to you at 150 South Saunders Road, Lake Forest, IL 60045, Attention: Brian Beeler, or (y) to us at the addresses set forth above, in each case shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Credit Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the later of the Closing

Date and the Syndication Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Credit Facilities Documentation upon the initial funding of the Incremental Term Loan Facility, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Incremental Term Loan Facility (or portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on February 5, 2021. The Initial Lenders’ respective commitments and the obligations of the Lead Arrangers hereunder will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) prior to the consummation of the Transactions, the termination of the Merger Agreement in accordance with its terms, (ii) the consummation of the Acquisition without the funding of the Incremental Term Loan Facility, and (iii) 11:59 p.m., New York City time, on July 30, 2021 (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Lead Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing; provided that if you issue Alternative Notes, the proceeds of which are to be used to finance a portion of the Acquisition Costs, then on the date such Alternative Notes are issued (into escrow or otherwise), the commitments in respect of the Incremental Term Loan Facility shall automatically be reduced on a dollar for dollar basis by the amount of the gross proceeds from the issuance or incurrence of such Alternative Notes, which reduction in commitments shall reduce the commitments of each Initial Lender on a pro rata basis.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By	/s/ Michael Tortora
Name: Michael Tortora
Title: Managing Director

[Signature Page to Commitment Letter]

MORGAN STANLEY SENIOR FUNDING, INC.

By	/s/ Graham Robertson
Name: Graham Robertson
Title: Authorized Signatory

[Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first above written:

HORIZON THERAPEUTICS USA, INC.

By	/s/ Timothy Walbert
Name: Timothy Walbert
Title: Chief Executive Officer

[Signature Page to Commitment Letter]

EXHIBIT A

Project Venus

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Horizon Therapeutics plc (the “Parent”) intends to acquire (the “Acquisition”), directly or indirectly, an entity previously identified to the Commitment Parties by you as “Venus” (the “Company”).

In connection with the foregoing, it is intended that:

a)

Pursuant to the Agreement and Plan of Merger dated January 31, 2021 (together with all exhibits, schedules, and disclosure letters thereto and as the same may be amended, restated or otherwise modified from time to time, collectively, the “Merger Agreement”) entered into by and among Parent, Borrower, Teiripic Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent, and the Company, Parent will, directly or indirectly, acquire all of the issued and outstanding equity interests of the Company (the “Acquisition”) through a tender offer followed by a short-form merger transaction in accordance with the terms of the Merger Agreement and the Company will become a wholly-owned subsidiary of Parent.

b)

The Borrower will obtain senior secured first lien incremental term loans on the terms described on Exhibit B to the Commitment Letter (the “Incremental Term Loan Facility” and the loans thereunder, the “Incremental Term Loans”; the Incremental Term Loan Facility, together with the facilities under the Credit Agreement, the “Senior Secured Credit Facilities”) of up to $1,300 million in principal amount. It is understood and agreed that the Incremental Term Loan Facility may, at the discretion of the Lead Arrangers, be issued as either an increase in the term loans currently provided under Section 2.20 of the Credit Agreement (the “Existing Term Loans” and, together with the Incremental Term Loans, the “Term Loans”) or as a new tranche of term loans pursuant to the Credit Agreement.

c)

The proceeds of the Incremental Term Loan Facility shall be applied, along with cash on hand of Parent and its subsidiaries, (i) to pay the consideration in connection with the Acquisition and (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) (the amounts set forth in clauses (i) through (ii) above, collectively, the “Acquisition Costs”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-1

EXHIBIT B

Project Venus

$1,300 Incremental Term Loan Facility

Summary of Principal Terms and Conditions1

Borrower:	Horizon Therapeutics USA, Inc. (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:

Citibank, N.A. will continue to act as sole administrative agent and sole collateral agent, in each case, with respect to the Senior Secured Credit Facilities (the financial institution appointed in such capacity, the “Administrative Agent”).

Lead Arrangers and Bookrunners:

Citi and MSSF will act as lead arrangers and bookrunners for the Incremental Term Loan Facility (each a “Lead Arranger” and together with any Additional Arranger appointed pursuant to Section 2 of the Commitment Letter, the “Lead Arrangers”), and will perform the duties customarily associated with such roles.

Incremental Term Loan Facility:

Senior secured first lien incremental term loans (the “Incremental Term Loan Facility” and the loans thereunder, the “Incremental Term Loans”) as a new tranche of term loans pursuant to the Credit Agreement, in either such case in an aggregate principal amount of $1,300 million.

The Incremental Term Loan Facility shall be subject to the same MFN protection provisions as those that were previously applicable to the Existing Term Loans, for a period of 18 months following the Closing Date.

Incremental Facilities:	Same as set forth in the Credit Agreement.

Refinancing Facilities:	Same as set forth in the Credit Agreement.

Purpose:

The proceeds of borrowings under the Incremental Term Loan Facility shall be used by the Borrower on the Closing Date, together with cash on hand of Parent and its subsidiaries, to pay the Acquisition Costs.

Availability:

The Incremental Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Incremental Term Loan Facility that are repaid or prepaid may not be reborrowed.

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibit A thereto.

Interest Rates and Fees:

At the option of the Borrowers, the Adjusted LIBO Rate plus 2.25% per annum or the Alternate Base plus 1.25% per annum, with a step-down of 25 basis points upon achieving a Total Net Leverage Ratio of less than or equal to 2.00 to 1.00; provided that in no event shall the LIBO Rate applicable to the Incremental Term Loan Facility be less than 0.50% per annum.

Default Rate:	Same as set forth in the Credit Agreement.

Final Maturity:	Seven years from the Closing Date.

Amortization:

Annual amortization (payable in four equal quarterly installments, commencing with the first full quarter ending after the Closing Date) of the Incremental Term Loans shall be required in an amount equal to 1.0% of the initial aggregate principal amount of the Incremental Term Loans.

Guarantees:	Same as set forth in the Credit Agreement.

Security:	Same as set forth in the Credit Agreement.

Mandatory Prepayments:	Same as set forth in the Credit Agreement.

Voluntary Prepayments and Reductions in Commitments:

Same as set forth in the Credit Agreement, except that a “soft call” shall apply with respect to the Incremental Term Loans until the date that is six months after the Closing Date on terms and conditions otherwise consistent with Section 2.12(k) of the Credit Agreement.

Representations and Warranties:	Same as set forth in the Credit Agreement.

Conditions to Borrowing:

The availability of the Incremental Term Loan Facility on the Closing Date will be subject solely to (a) the applicable conditions set forth in Section 6 of the Commitment Letter and in Exhibit C to the Commitment Letter, (b) delivery of a customary borrowing notice, (c) the accuracy of representations and warranties in all material respects subject, to the Certain Funds Provisions and (d) the conditions set forth in Section 2.20(d) of the Credit Agreement (with the Acquisition being deemed to be a Limited Condition Acquisition (as defined in the Credit Agreement)), subject to the Certain Funds Provisions.

Affirmative Covenants:	Same as set forth in the Credit Agreement.

Negative Covenants:	Same as set forth in the Credit Agreement.

Financial Maintenance Covenants:	None (same as set forth in the Credit Agreement).

Unrestricted Subsidiaries:	Same as set forth in the Credit Agreement.

Events of Default:	Same as set forth in the Credit Agreement.

Voting:	Same as set forth in the Credit Agreement.

Cost and Yield Protection:	Same as set forth in the Credit Agreement.

Assignments and Participations:	Same as set forth in the Credit Agreement.

Expenses and Indemnification:	Same as set forth in the Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Incremental Term Loan Facility Lead Arrangers and Lenders:	Cahill Gordon & Reindel LLP

EXHIBIT C

Project Venus

Summary of Additional Conditions2

The borrowings under the Incremental Term Loan Facility shall be subject to the following conditions:

1.

The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Incremental Term Loan Facility, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any amendments, consents or waivers by you thereto that are materially adverse to the Lenders or the Lead Arrangers, without the prior consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that any reduction in the purchase price of, or consideration for, the Acquisition is not material and adverse to the interests of the Lenders or the Lead Arrangers, but shall reduce the Incremental Term Loan Facility). Any change to the definition of Company Material Adverse Effect (as defined in the Merger Agreement on the date hereof) shall be deemed materially adverse to the interests of the Lenders and the Lead Arrangers and shall require the consent of the Lead Arrangers (not to be unreasonably withheld, delayed, denied or conditioned).

2.	Since the date hereof, there shall not have been any Company Material Adverse Effect (as defined in the Merger Agreement on the date hereof) that is continuing as of the Closing Date.

3.

The Lead Arrangers shall have received copies of (i) the audited consolidated balance sheet and the related audited consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity (deficit) of the Company and its subsidiaries as of and for the fiscal years ended December 31, 2018 and December 31, 2019 and for each subsequent fiscal year ended at least 90 days prior to the Closing Date (it being understood that the Lead Arrangers acknowledge receipt of such audited financial statements for the fiscal years ended December 31, 2018 and December 31, 2019), (ii) the unaudited condensed consolidated balance sheet and the related condensed consolidated statements of operations and comprehensive income (or loss) and cash flows of the Company and its subsidiaries as of and for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least 45 days before the Closing Date (it being understood that the Lead Arrangers acknowledge receipt of such unaudited consolidated financial statements in respect of the fiscal quarters ending March 31, 2020, June 30, 2020 and September 30, 2020), (iii) the audited consolidated balance sheet and the related audited consolidated statements of income, cash flows and shareholders’ equity (deficit) of Parent and its subsidiaries as of and for the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019 and for each subsequent fiscal year ended at least 90 days prior to the Closing Date (it being understood that the Lead Arrangers acknowledge receipt of such audited financial statements for the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019) and (iv) the unaudited condensed consolidated balance sheet and the related condensed consolidated statements of comprehensive income (loss) and cash flows of Parent and its

[2]

Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

Exhibit C-1

EXHIBIT C

subsidiaries as of and for each subsequent fiscal quarter (other than the fourth fiscal quarter of Parent’s fiscal year) ended at least 45 days before the Closing Date (it being understood that the Lead Arrangers acknowledges receipt of such unaudited consolidated financial statements in respect of the fiscal quarters ending March 31, 2020, June 30, 2020 and September 30, 2020).

4.

The Lead Arrangers shall have received an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income of Parent and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days if such four-fiscal quarter period is the end of Parent’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred on such date (in the case of such pro forma balance sheet) or on the first day of such period (in the case of such pro forma statement of income), as applicable; provided that such pro forma financial information need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

5.

The Borrower and the Guarantors shall have executed definitive Credit Facilities Documentation relating to the Incremental Term Loan Facility, including without limitation, the Incremental Amendment (as defined in the Credit Agreement), guarantees, security agreements, pledge agreements, and other related definitive documents, which shall be consistent with the terms set forth in this Commitment Letter (as may be modified by the market flex provisions of the Fee Letter) and the Credit Agreement and subject to the Certain Funds Provisions and otherwise reasonably satisfactory to the Commitment Parties and the Borrower. Subject to the Certain Funds Provisions, the Commitment Parties shall be reasonably satisfied that the Borrower has complied with all other customary closing conditions, including without limitation: (i) the delivery of customary legal opinions, corporate records and documents from public officials, officer’s certificates and evidence of authority; (ii) grant and perfection of liens on the stock of the Company to secure the Loans free and clear of all liens, subject to liens permitted by the Credit Agreement; and (iii) delivery of a solvency certificate (certifying that, after giving effect to the Transactions, Parent and its Subsidiaries on a consolidated basis are solvent) in substantially the form of Exhibit C to the Credit Agreement.

6.

The Administrative Agents and the Lead Arrangers shall have received at least three (3) business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least ten (10) business days prior to the Closing Date by the Administrative Agents or the Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.

7.

All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, solely with respect to expenses to the extent invoiced at least three (3) business days prior to the Closing Date, shall, upon the initial borrowing under the Incremental Term Loan Facility, have been paid (which amounts may be offset against the proceeds of the Incremental Term Loan Facility).

8.	The Closing Date shall not occur prior to March 8, 2021.

Exhibit C-2